ASSET PURCHASE AGREEMENT

                        by and between

                      FACTUAL DATA CORP.

                              AND

               LANDMARK FINANCIAL SERVICES, INC.

                Dated as of September 30, 1998




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                   ASSET PURCHASE AGREEMENT


                       TABLE OF CONTENTS

RECITALS.....................................................1

ARTICLE I....................................................1
   DEFINITIONS...............................................1

ARTICLE II...................................................3
   ACQUISITION OF THE ASSETS.................................3
     2.1  Delivery of Assets.................................3
     2.2  Purchase Price of Assets...........................4
     2.3  Assumed Liabilities................................4

ARTICLE III..................................................5
   REPRESENTATIONS AND WARRANTIES OF SELLER..................5
     3.1  Organization and Qualification of Seller...........5
     3.2  Authorization......................................5
     3.3  Reserved...........................................5
     3.4  No Bulk Sale Law...................................5
     3.5  No Conflicting Agreements .........................6
     3.6  Compliance with Applicable Law.....................6
     3.7  Material Misstatements or Omissions................6
     3.8  No Known Adverse Effects...........................6
     3.9  Consents and Approvals.............................6
     3.10 Subsidiaries.......................................6
     3.11 Litigation.........................................7
     3.12 Brokers............................................7
     3.13 Taxes..............................................7
     3.14 Ownership..........................................7
     3.15 Accounts...........................................7
     3.16 License Agreements.................................8
     3.17 Intellectual Property..............................8
     3.18 Customers..........................................8
     3.19 Contracts..........................................8
     3.20 Financial Statements...............................8
     3.21 Absence of Undisclosed or Contingent Liabilities...9
     3.22 No Material Adverse Changes........................9
     3.23 Absence of Developments............................9
     3.24 Title to Properties................................9
     3.25 Tax Matters.......................................10
     3.26 Tax Notices.......................................10
     3.27 Employees.........................................11
     3.28 Employee Benefit Plans............................11
     3.29 Gifts.............................................12
     3.30 Employee Health and Safety........................12
     3.31 Representations Concerning Solvency...............12


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ARTICLE IV..................................................13
   PRE-CLOSING COVENANTS OF SELLER..........................13
     4.1  Inspection of Properties and Books................13
     4.2  Other Contracts...................................13
     4.3  Ongoing Operations................................13
     4.4  Indebtedness......................................13
     4.5  Records...........................................14
     4.6  Articles of Incorporation; Bylaws.................14
     4.7  Distributions or Dividends........................14
     4.8  Notice of Breach..................................14
     4.9  Nondisclosure.....................................14
     4.10 Employment Matters................................14
     4.11 Insurance.........................................14
     4.12 Preservation of Business..........................15
     4.13 Regulatory Filings................................15
     4.14 No Negotiations...................................15
     4.15 Assignment of Contracts, Leases and Other
           Agreements.......................................16
     4.16 Commercially Reasonable Efforts...................16
     4.17 Additional Disclosure.............................16

ARTICLE V...................................................16
   POST-CLOSING COVENANTS...................................16
     5.1  Further Assurances................................16
     5.2  Litigation Support................................16
     5.3  Employees of the Business.........................17
     5.4  Intellectual Property Rights......................17

ARTICLE VI..................................................17
   REPRESENTATIONS AND WARRANTIES OF PURCHASER..............17
     6.1  Organization and Qualification of Purchaser.......17
     6.2  Authorization.....................................18
     6.3  No Conflicting Agreements.........................18
     6.4  Compliance with Applicable Laws...................18
     6.5  Litigation........................................18
     6.6  Material Misstatements or Omissions...............18
     6.7  No Known Adverse Effects..........................18
     6.8  Consents and Approvals............................19
     6.9  Brokers...........................................19
     6.10 Representations as to Knowledge...................19
     6.11 Authorization of Acquisition Stock................19
     6.12 Purchaser's Public Documents and Access to
           Information......................................19
     6.13 Knowledge of Industry.............................20
     6.14 Reports Under the Exchange Act....................20
     6.15 Nasdaq Market Listing.............................20
     6.16 Financial Statements..............................20
     6.17 Absence of Undisclosed or Contingent Liabilities..20
     6.18 No Material Adverse Changes.......................20


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ARTICLE VII.................................................21
   COVENANTS OF PURCHASER...................................21
     7.1  Other Contracts...................................21
     7.2  Additional Disclosure.............................21
     7.3  Notice of Breach..................................21
     7.4  Nondisclosure.....................................21
     7.5  Commercially Reasonable Efforts...................21
     7.6  Regulatory Filings................................21
     7.7  Reserved..........................................22
     7.8  Non-Compete and Confidentiality Agreements........22
     7.9  Lease and Office Expenses.........................22

ARTICLE VIII................................................22
   CONDITIONS PRECEDENT TO CLOSING..........................22
     8.1  Conditions Precedent to Obligations of Seller.....22
     8.2  Conditions Precedent to Obligations or Purchaser..25

ARTICLES IX.................................................27
   SURVIVIAL OF REPRESENTATIONS AND WARRANTIES..............27

ARTIXLE X...................................................28
   INDEMNIFICATION..........................................28
     10.1 Indemnification...................................28
     10.2 Limitation of Liability...........................28
     10.3 Method of Asserting Claims........................28
     10.4 Payment of Claim..................................30
     10.5 Other Rights and Remedies Not Affected............30

ARTIXLE XI..................................................30
   AMENDMENT, TERMINATION AND BREACH........................30
     11.1 Amendment and Modification........................30
     11.2 Termination and Abandonment.......................30

ARTIXLE XII.................................................31
   CLOSING..................................................31
     12.1 Closing...........................................31
     12.2 Allocations.......................................31
     12.3 Seller's Deliveries at Closing....................31
     12.4 Purchaser's Deliveries at Closing.................32
     12.5 Forwarding of Receivables.........................33
     12.6 Removal of Personal Effects Following Closing.....33



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ARTICLE XIII................................................33
   MISCELLANEOUS............................................33
       13.1 Notice..........................................34
       13.2 Entire and Sole Agreement.......................34
       13.3 Successors and Assigns..........................34
       13.4 Expenses........................................34
       13.5 Severability....................................34
       13.6 Governing Law...................................34
       13.7 Counterparts....................................34
       13.8 Amendments......................................34
       13.9 No Third Party Beneficiary......................34
       13.10 Headings.......................................34
       13.11 Disputes.......................................35
       13.12 Delivery of Exhibits...........................35





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                   ASSET PURCHASE AGREEMENT


THIS AGREEMENT is made and entered into effective this 30th day of September, 1998, by and between Factual Data Corp., a Colorado corporation ("Purchaser"), and Landmark Financial
Services, Inc. ("Seller").

                           RECITALS
WHEREAS, on or about August 19, 1998, Purchaser issued a term sheet to Seller ("Term Sheet") pursuant to which Purchaser indicated its desire to proceed with the acquisition of certain assets of Seller; and

WHEREAS, the Term Sheet contemplated the parties would enter into a definitive Asset Purchase Agreement which definitive agreement is as set forth below (the "Agreement") and which shall supersede the Term Sheet in its entirety; and

WHEREAS, Purchaser desires to purchase, and Seller desires to sell, the assets of Seller as described on Exhibit 2.1 hereto (the "Assets") and Purchaser desires to assume the liabilities of Seller described on Exhibit 2.3 hereto ("Assumed Liabilities");

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and in reliance upon the representations and warranties contained herein, the parties hereto agree as follows:

                           ARTICLE I
                          DEFINITIONS

The following terms used in this Agreement shall, unless the context requires otherwise, have the meanings designated below:

Assets means the assets of the Seller's credit  reporting  business set forth on
Exhibit 2.1 hereto.

Assumed Liabilities means the liabilities set forth on Exhibit 2.3 hereto which may include but are not necessarily limited to, equipment or facility leases.

Claim Notice has the meaning given to it in Article 10.3(a).

Closing has the meaning given to it in Article 12.1.

Closing Date has the meaning given to it in Article 12.1.

Code means the Internal Revenue Code of 1986, as amended.

Communication means collectively any publicity release, security filing, private placement memorandum or any other communication.

Damages means any and all damages, claims, deficiencies, losses and expenses, as further defined in Article 10.1.


                             - 1 -


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ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any regulations, rules or orders promulgated thereunder.

Evaluation Material means Seller's documents, financial statements, information and materials which shall be used in connection with a due diligence review.

Excluded Assets means cash, accounts receivables and assets set forth on Exhibit
2.2 which will be retained by Seller and not conveyed to Purchaser at Closing, and includes all assets not related to the Seller's credit reporting business. Purchaser shall receive a $7,000.00 credit on the Closing Statement for certain equipment recently removed from the Assets. In addition, Seller has acquired approximately $27,000.00 of new equipment such as software and laptop computers during August and September, 1998 which are Excluded Assets that Purchaser shall have the right to acquire from Seller within thirty (30) days of the Closing, for fair market value in addition to the Purchaser Price.

Financial Statements has the meaning given to it in Article 3.21.

Indemnified Party means the party claiming indemnification under Article X.

Indemnifying Party means the party against whom indemnification claims are asserted under Article X.

Intellectual Property means, in each case relating solely to the credit reporting business of the Seller, (a) all trademarks, services marks, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection with the Seller's credit reporting business.

Loss means Damages for which any claim may be asserted under Article X.

Other   Company    Agreements   means   the   Non-Compete   and
Confidentiality  Agreements,  Sublease,  Transitional  Services
Expense  Reimbursement  and Sublease  Agreement and Termination
Agreement.

Notice means the thirty day period which the indemnifying party shall have from the personal delivery or mailing of the Claim Notice.

OSHA means the Occupational Safety and Health Act of 1970, as amended, and any regulations, rules or orders promulgated thereunder.

Purchase Price has the meaning given it in Article 2.2.

Purchaser means Factual Data Corp., a Colorado corporation, or its permitted assigns.

Retained Accounts Receivable means the accounts receivable retained by Seller and shall include receivables due for all work, labor and services performed by Seller and billed by Seller in the normal course of business through and including the day before Closing.

Seller means Landmark Financial Services, Inc.

                             - 2 -


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Shareholders  means the owners of all of the capital stock of Seller at the date hereof and as of Closing.

Tax or Taxes means any federal, state, local or foreign income, gross receipt, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimating or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

Tax  Return  means  any  return,  declaration,   report,  claim  for  refund  or
information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Uniform Commercial Code means the Uniform Commercial Code applicable in the state of organization of the Seller.

                          ARTICLE II
                   ACQUISITION OF THE ASSETS

Subject to the terms and conditions set forth in this Agreement:

2.1 Delivery of Assets. At the Closing, as defined below, Seller shall endorse and deliver such instruments, documents, certificates or instructions as may be necessary to vest title to the Assets set forth on Exhibit 2.1 hereto in Purchaser (the Assets shall not include the Excluded Assets). Upon receipt of such documents, instruments, certificates or instructions, and upon the Closing, Purchaser shall become the beneficial and record holder of the Assets and entitled to all of the rights, benefits and privileges with respect thereto. The Assets shall be delivered by Seller to Purchaser at the Closing and will be free of all encumbrances, liens, security interests or other claims, except for the Assumed Liabilities. At the Closing, the Assets which will be transferred to Purchaser, and their value, shall be as follows:

                Asset Category                Valuation(1)

Fixed assets.........................       $___________
Contract rights(2)...................        ___________
Intellectual property(2).............        ___________
Personnel files......................        ___________
Books and records....................        ___________
Non-compete and confidentiality
agreement............................        ___________
Deposits.............................        ___________
Prepaid assets.......................        ___________
Goodwill.............................        ___________

-------------------------------

(1) The parties acknowledge and agree that the valuation of the Assets if not determined at the date of execution of this Agreement, shall be made by the parties not later than the Closing.
(2)  To the extent assignable.
                             - 3 -


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Each of Seller and the  Purchaser  covenant  that it will not take a position on any income tax return or before any governmental agency or in any judicial proceeding that is inconsistent in any way with this allocation.

2.2 Purchase Price for Assets The aggregate purchase price for the Assets shall consist of $1,200,000.00 cash and $400,000.00 in Purchaser's Restricted Stock which shall be delivered to Seller at the Closing subject to and upon the terms and conditions hereof and the representations and warranties contained herein, in the following manner:
     (a) At the Closing, Purchaser shall pay an aggregate cash consideration of $1,200,000.00 to the Seller, which shall be paid in the form of a wire transfer to a financial institution designated by the Seller. Such payment shall represent $1,200,000.00 in currency of the United States of America.
     (b) As quickly as possible after the Closing, Purchaser shall deliver to Seller certificates representing $400,000.00 worth of Purchaser's Restricted Stock (Restricted Stock), valued at the lower of the average of the closing bid and ask prices of Purchaser's Common Stock on the day immediately preceding the Closing Date or $8.50 per share. The Restricted Stock received by the Seller will be restricted or unregistered for a period not to exceed one year from the date of Closing. At the Closing, the parties hereto will sign a standard Registration Rights Agreement (piggyback) in a pre-approved form. Purchaser shall be entitled to withhold stock certificates representing ten (10 %) per cent of the Purchase Price until completion of the Post-Closing audit of gross revenues for Seller's fiscal year ended June 30, 1998. As promptly as practicable, but in no event later than 120 days following the Closing, the Purchaser may audit and calculate the gross revenue from July 1, 1997, through the Closing (as well as the prior fiscal year). The parties agree that the Seller has submitted to Purchaser a statement of revenue prepared (except as agreed below) in accordance with generally accepted accounting principles indicating that gross revenues totaled $2,467,000.00 and for purposes of this Agreement the parties agree that the $64,032.00 July, 1997 revenues from Austin/San Antonio, Texas, operations acquired by Seller August 1, 1997 shall constitute gross revenue for Seller's 1998 fiscal year. In the event of a material variation in gross revenues between the results of Purchaser's audit for the period from July 1, 1997 to June 30, 1998 of the financial statements of Seller's credit reporting business and the aforementioned $2,467,000.00 gross revenue amount (such material variation in revenues to be defined as a variation of more than 1% of gross revenues, then the Purchaser shall have the right to a proportionate reduction in the purchase price to be offset against the Restricted Stock withheld by Purchaser. There shall be no adjustment, upward or downward, for any period after June 30, 1998.
     (c) Procedures for Resolving Hold-Back. Purchaser and Seller have agreed to certain procedures for resolving any Hold-Back as set forth on Exhibit 2.2(c) attached hereto.
     (d) The parties contemplate that, subsequent to the Closing, an audit of the gross revenue records of Seller's factual data division may be performed in accordance with generally accepted accounting principles by independent certified public accountants designated by the Purchaser, and at Purchaser's sole cost and expense.

2.3  Assumed  Liabilities  As part of the  consideration  for  the  Assets,  the
     Purchaser shall assume and pay, perform and discharge the Assumed Liabilities described on Exhibit 2.3 hereto. The Purchaser will pay, perform and discharge the Assumed Liabilities as they become due.

                          ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements contained in this Article III are true, correct and complete as of the date of this Agreement and will, except as otherwise expressly provided in this Agreement (or the exhibits and disclosure schedules hereto) be true, correct and complete on the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement) as follows:

3.1 Organization and Qualification Of Seller The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of incorporation, and is duly qualified and authorized to do business as a foreign corporation and is in good standing in each jurisdiction, if any, in which the nature of the business conducted by it or the properties owned, leased or operated by it makes such qualification necessary or, if not, then such lack of authorization will not have materially adversely affected the Purchaser's use of the Assets. The Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The copies of the Articles of Incorporation (certified by the Secretary of the State of the state of incorporation) and the Bylaws of the Seller, both as amended to date, which have been delivered to Purchaser and attached hereto as Exhibits 3.1(a) and 3.1(b), respectively, are complete and correct, and the Seller is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws. The minute books (containing the records of meeting of the shareholders, the board of directors and any committees of the board of directors), the stock certificate books and the stock record books of the Seller, as made available to Purchaser, are correct and complete in all material respects.

3.2 Authorization This Agreement has been duly and validly executed and delivered by Seller and the agreements, representations and warranties contained herein constitute valid and binding obligations, representations and warranties of Seller enforceable in accordance with their terms. Attached hereto as Exhibit 3.2(a) is a Certificate which shall evidence the approval and authorization of the shareholders of Seller and which shall be attested to by the President of Seller. This Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved by the board of directors of Seller. Attached hereto as Exhibit 3.2(b) is a certified copy of the Directors' Consent or a resolution passed pursuant to a duly and validly called meeting of the Board of Directors. This Agreement constitutes, and all other agreements contemplated hereby to be executed and delivered by the Seller will when executed and delivered constitute, the legal, valid and binding obligations of, and be enforceable in accordance with their respective terms against, the Seller.

3.3  Reserved

3.4 No Bulk Sale Law Seller has advised Purchaser that there is no bulk sale provision in the Texas Uniform Commercial Code.

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3.5  No  Conflicting  Agreements The execution and delivery of this Agreement by
     Seller  does  not,  and   consummation   by  Seller  of  the   transactions
     contemplated hereby will not, (a) violate any existing term or provision of any law, regulation, order, writ, judgment, injunction or decree applicable to Seller or the Assets, (b) conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Seller result in a material breach of any material agreement or instrument to which Seller is a party, or (c) result in the creation or imposition of any lien, charge, security interest, encumbrance, restriction or claim upon the Assets.

3.6 Compliance with Applicable Law Except as set forth in Exhibit 3.6(a), Seller has not received any notice of any violation, probable violation or default by Seller under any applicable law, regulation or order of any governmental department, commission, board or agency or instrumentality, domestic or foreign, having jurisdiction over Seller's operations which could materially adversely affect the business, operations, financial condition, properties or assets of Seller, or the ability to consummate the transaction contemplated hereby. To Seller's knowledge after reasonable inquiry, Seller has operated its business, and will continue to operate its business, in compliance in all material respects with the Fair Credit
     Reporting Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Act and applicable state law. Additionally, Seller has given notice of the sale of Assets to all government entities that require such notice.

3.7 Material Misstatements or Omissions Neither this Agreement nor any other document, certificate or statement furnished to Purchaser by or on behalf of Seller in connection with this Agreement contains any untrue statement of a material fact, or omits any material fact necessary to make the statements contained herein or therein not misleading in light of the context in which they were made.

3.8 No Known Adverse Effects Except as set forth on Exhibit 3.8, there is no fact actually known to Seller, its officers, directors or employees which materially adversely affects or will materially adversely affect the Assets which has not been set forth in writing in this Agreement or disclosed in the other documents, certificates or written statements furnished to Purchaser by or on behalf of Seller in connection herewith.

3.9 Consents and Approvals The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, does not require Seller to obtain any consent, approval, agreement, or action of, or make any filing with or give any notice to, any corporation, person, entity, or firm or any public, governmental or judicial authority except
     (i) such as have been duly obtained or made, as the case may be, and or will be duly obtained and made and in full force and effect as of the Closing, (ii) those as to which the failure to obtain would have no material adverse effect on the Assets or the transactions contemplated hereby, and (iii) approval of the Seller's Shareholders, which shall be obtained prior to the execution hereof.

3.10 Subsidiaries Except as set forth on Exhibit 3.10, Seller does not own, have
     an  ownership  interest  in,  or  control  any  corporation,   partnership,
     proprietorship or other entity.

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3.11 Litigation  Except as  described  in Exhibit  3.11,  there are no  actions, proceedings or investigations pending or to the actual conscious knowledge of Seller threatened against Seller or the Assets before any court or administrative agency which could result in any material adverse change in the operations or financial condition of Seller other than as identified therein.

3.12 Brokers All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with representatives of Purchaser, without the intervention of any person in such manner as to give rise to any valid claim by any person against Purchaser for a finder's fee, brokerage commission, or similar payment. All rights of indemnity under Article X hereof shall apply to any claim relating to a Loss (hereinafter defined) arising out of this Agreement for any fee, commission or similar payment.

3.13 Taxes Seller shall pay all Taxes of Seller arising out of the transfer of the Assets and shall be responsible for all personal property taxes for the business of Seller through the date of the Closing. Purchaser shall not be responsible for any business, occupation, withholding or similar Tax, or any Taxes of any kind related to the Assets or the business of Seller for any period prior to the Closing.

3.14 Ownership Seller is the owner, beneficially and of record, of all of the Assets as identified on Exhibit 2.1 hereto, free and clear of all liens, encumbrances, equities, options, claims, charges and restrictions, except as otherwise described on Exhibit 3.14 hereto.

3.15 Accounts The list of customers attached hereto as Exhibit 3.15(a) represents the customers with which Seller now does or has done business, principally in the area of mortgage credit reporting. The customers with which Seller maintains a contract or agreement are identified on Exhibit 3.15(b) hereto. Except as described on Exhibit 3.15(c), all such contracts or agreements are valid and enforceable against the Seller and are not currently, and will not be at Closing, in material default, invalid or unenforceable in any manner, or where termination is threatened or imminent to the actual conscious knowledge of Seller. Seller has performed all of its material obligations and material responsibilities as described under each such contract or agreement, none of such contracts or agreements are subject to any material counterclaim or set-off and such contracts are in full force and effect and will continue in full force and effect following the Closing (assuming continuing performance by Purchaser following the Closing, which is not warranted or represented by Seller). Except as described on Exhibit 3.15(d), Seller has no reason to believe that amounts payable under such contracts or agreements, assuming due performance by Purchaser in the future (which is not warranted or represented by Seller), will not be paid substantially in accordance with the terms of such contracts or agreements. Seller has not received any notices of default, claims, or any other type of notice with respect to each such contract or agreement or, if such notice has been received, a copy of any such notice has been provided in writing to Purchaser.

3.16 License Agreements Attached as Exhibit 3.16 is a complete and accurate list of any material license agreements to which Seller is a party as of the date hereof relating to the Seller's credit reporting business. Also stated on Exhibit 3.16 is the expiration date of each such license agreement. Except as described on Exhibit 3.16, all such license agreements are valid and enforceable against the Seller and are not currently, and will not be at Closing, in material default, invalid or unenforceable in any material respect. To the extent the transfer of any license agreement hereunder requires the consent of any third party, Seller shall use its commercially reasonable efforts to obtain such consents if so requested by Purchaser. Seller has not received any written notices of default or claims with respect to any license agreement or, if such written notice has been received, a copy of such notice has been provided in writing to Purchaser.

3.17 Intellectual Property Attached as Exhibit 3.17 to this Agreement is a schedule of all material trade names, trademarks, service marks, and their registrations, if any, owned by Seller or in which Seller has any material right, license, or for which Seller has made application, together with a brief description of each (hereinafter collectively the "Intellectual Property"). To Seller's actual conscious knowledge, Seller has not infringed, and by its use of its Intellectual Property, is not now infringing on any United States or Texas trade name, trademark, service mark or copyright belonging to any other person, firm or corporation.

3.18 Customers Exhibit 3.18 to this Agreement sets forth a correct and current list of all customers of Seller together with summaries of the revenues from each such customer during the most recent 12 months ending 30 days prior to the date hereof.

3.19 Contracts Except as set forth in Exhibit 3.19, Seller is not a party to, nor are the Assets bound by, any contract, distributorship agreement, license agreement, agency agreement or output or requirements agreement, or any other agreement, indenture, mortgage, deed of trust, lease, loan agreement or instrument which Purchaser would succeed to by its purchase of the Assets, nor will the purchase of the Assets by Purchaser create any default by Seller as to any of such agreements which will materially adversely affect the Purchaser's use of the Assets.

3.20 Financial Statements Seller has delivered to Purchaser copies of Seller's list of the Assets as of the Closing Date and the statements of revenue for the fiscal year ended June 30, 1998 and, to the extent available, the interim period ending within 60 days prior to the date hereof
     (collectively, the "Financial Statements"). Seller has submitted to Purchaser a statement of revenues prepared (except as agreed below) in accordance with generally accepted accounting principles indicating that revenues totaled $2,467,000.00 (and for purposes of this Agreement the parties agree that the $64,032.00 July 1997 revenue from Austin/San Antonio, Texas, operations acquired by Seller August 1, 1997 shall constitute gross revenues for Seller's 1998 fiscal year) for the period from July 1, 1997 to June 30, 1998. The Financial Statements are based upon the information contained in the books and records of Seller and fairly and accurately present, in all material respects, the Assets of Seller as of the dates thereof and revenue for the periods referred to therein. The monthly financial statements generated by Seller from and after the interim period delivered to Purchaser will be prepared on a basis consistent in all material respects with the methods and procedures used to prepare the Financial Statements. If requested by Purchaser, in writing, Seller will deliver such monthly financial statements from and after the interim period to Purchaser within 60 days of the end of each month from the date hereof to Closing.

3.21 Absence of Undisclosed or Contingent Liabilities Seller has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted in excess of $50,000.00 except as otherwise set forth in the Financial Statements, the monthly financial statements and Exhibit 3.21 hereto.

3.22 No Material Adverse Changes Since the date of the most recent Financial Statements, there has been no change materially adverse to Seller in its Assets, financial condition, gross profit, operating results, customer, employee or supplier relations, business condition or prospects, except as otherwise disclosed on Exhibit 3.22 hereto.

3.23 Absence of Developments Since the date of the Term Sheet by and between Seller and Purchaser, Seller has and will until Closing: (a) Conducted its business and operations only in the regular and ordinary course; maintained reasonable business insurance; committed no material waste of the Assets; disposed or otherwise changed in any material respect the nature of any Asset such that cash or accounts receivable are increased (other than in the ordinary course of business), nor created or suffered to exist any material lien, charge or encumbrance on any Asset or incurred any indebtedness for borrowed money (other than in the ordinary course) which is secured by one or more of the Assets; and has used its reasonable commercial efforts to maintain and preserve in all material respects its business organization intact and maintain in all material respects its relationships with suppliers, employees, customers and others; (b) Refrained from making capital expenditures or commitments for additions to the property, plant or equipment or entered into transactions which could reasonably be expected to materially alter or affect operations, except as otherwise have been approved in writing by Purchaser; (c) Except for the Excluded Assets, refrained from paying the officers or directors or their affiliates, whether in the capacities of shareholders, directors, officers or employees, any dividends or any bonuses or any other forms of compensation except for non-bonus compensation in accordance with current practice; and (d) Maintained title to, and refrained from making or permitting, any material transfer, sale, pledge, encumbrance on, lien or other material disposition of the Assets of Seller except in the ordinary course of business.

3.24 Title to Properties Seller does not own any real property. The lease to which Seller is a party, a true and complete copy of which is attached hereto as Exhibit 3.24, is in full force and effect, and Seller holds a valid and existing leasehold interest in such lease for the term set forth in such lease. Seller shall utilize its reasonable commercial efforts to obtain an assignment of the property lease if requested to do so by Purchaser. Seller shall have delivered complete and accurate copies of such lease to Purchaser, and such lease shall not have been modified in any material respect except to the extent that such modifications are disclosed in writing delivered to Purchaser. Seller is not in default in any material respect, and no circumstances exist which, if unremedied would, either with or without notice or the passage of time or both, result in a default in any material respect under such lease. The fixed assets necessary for the conduct of Seller's businesses are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such fixed assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of such fixed assets. Seller owns, or leases under valid leases, all equipment and other tangible assets necessary for the conduct of its business.
                             - 9 -

3.25 Tax Matters
     (a) The Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made to Seller by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no encumbrances on any of the Assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Taxes.
     (b) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
     (c) To Seller's actual knowledge, there is no basis for any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any liability for Taxes of the Seller (i) claimed or raised by any authority in writing with any directors, officers or employees of the Seller, or (ii) as to which any such person has actual knowledge based upon personal contact with any agent of such authority. Exhibit 3.25 lists all federal, state, local and foreign income Tax Returns filed with respect to the Seller for taxable periods ended after December 31, 1996, indicates those Tax Returns that have been audited, if any, and indicates those Tax Returns that currently are the subject of audit, if any. The Seller has made available to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, if any, and statements of deficiencies filed, assessed against or agreed to by the Seller since December 31,1996.

3.26 Tax Notices Except as set forth on Exhibit 3.26 hereto, no deficiency for any Taxes has been proposed, asserted or assessed against Seller that has not been resolved and paid in full. No waiver, extension or comparable consent given by Seller regarding the application of the statute of limitations with respect to any Taxes is outstanding, nor is any request for any such waiver or consent pending. Except as described in Exhibit 3.26 hereto, there has been no tax audit or other administrative proceeding or court proceeding with respect to any Taxes, nor is any such Tax audit or other proceeding pending, nor has there been any written notice to Seller by any taxing authority regarding any such Tax, audit or other proceeding or, to the actual conscious knowledge of Seller, is any such Tax audit or other proceeding threatened with regard to any Taxes. Seller does not expect the assessment of any additional Taxes for any periods completed prior to Closing and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes for any periods completed prior to Closing which would exceed the estimated reserves established on its books and records. For the purposes hereof, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, workmen's compensation, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon Seller.

3.27 Employees Except as described on Exhibit 3.27, (a) Seller has no actual notice that any executive employee of Seller or any group of Seller's employees has any plan or intention to terminate his, her or its employment following the Closing; (b) Seller has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) to Seller's actual conscious knowledge, Seller has no material labor relations problem pending and its labor relations are satisfactory; (d) there are no workmen's compensation, sexual harassment, discrimination or claims pending against Seller nor is Seller aware of any facts that would give rise to such claims; (e) to Seller's actual conscious knowledge, no employee of Seller is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Seller; and (f) to Seller's actual conscious knowledge, no employee or former employee of Seller has any claim with respect to any intellectual property rights of Seller.

3.28 Employee Benefit Plans
     (a) Except as provided in writing to Purchaser and as listed on Exhibit 3.28, with respect to all employees and former employees of Seller and all dependents and beneficiaries of such employees and former employees, (I) Seller does not maintain or contribute to any non-qualified deferred compensation or retirement plans, contracts or arrangements, (ii) Seller does not maintain or contribute to any qualified defined contribution plans as defined in Section 3(34) of ERISA or Section 414(I) of the Code, (iii) Seller does not maintain or contribute to any qualified defined benefit plans as defined in Section 3(35) of ERISA or Section 414(j) of the Code, and (iv) Seller does not maintain or contribute to any employee welfare benefit plans as defined in Section 3(1) of ERISA.
     (b) To Seller's actual conscious knowledge, to the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all employee benefit plans as defined in Section 3(3) of ERISA which Seller does maintain or to which it does contribute (collectively, the "Plans") comply in all material respects with the requirements of ERISA and the Code. With respect to the Plans, (I) all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year, (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits, and (iii) to Seller's actual conscious knowledge, there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code.
     (c) Seller does not contribute (and has not ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. Seller has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. Seller has no actual or potential liability for death or medical benefits after separation from employment, other than (I) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) that will be set forth in writing to Purchaser, and (ii) health care continuation benefits described in Section 4980B of the Code.

3.29 Gifts Neither Seller nor, to Seller's actual conscious knowledge, any of its officers, directors or shareholders has made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee, political party, candidate for office, governmental agency or instrumentality or any other person in a position to assist or hinder Seller in connection with any actual or proposed business transaction.

3.30 Employee Health and Safety To Seller's actual conscious knowledge, Seller has not violated and has no liability, and has not received a notice or charge asserting any violation of or liability under, OSHA or any other federal or state acts (including rules and regulations thereunder) and, to Seller's actual conscious knowledge, regulating or otherwise affecting employee health and safety.

3.31 Representations Concerning Solvency The Seller has not incurred, and does not intend to incur, and has no reasonable basis to believe that it will incur, any debts beyond its ability to pay such debts as they become due. Seller has, and will continue to have, assets greater than Seller's debts, based upon a fair valuation and has paid, and will pay, its debts as they become due. Purchaser may rely on such representations in asserting that Purchaser has no reasonable cause to believe that Seller is or will become insolvent as a result of the transactions contemplated hereby. Seller has undertaken the transactions described herein in good faith, considering its obligations to any person or entity to whom Seller owes a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and has undertaken the transaction described herein without any intent to hinder, delay or defraud its creditors. Seller will not, and has not, concealed this transaction or the proceeds of such transaction from any of its creditors. Seller has not removed or concealed any assets from its creditors and will not incur debt in connection with the assets or business that is significantly greater than the normal and customary debts of Seller in the ordinary course. Seller does not contemplate and has no reason to contemplate it will seek protection under the bankruptcy laws and believes in good faith that it will receive consideration reasonably equivalent to the value of the Assets being purchased by the Purchaser.

                          ARTICLE IV
                PRE-CLOSING COVENANTS OF SELLER

Seller hereby covenants and agrees that, between the date hereof and the Closing, it will comply with the provisions of this Article IV, except to the extent Purchaser may otherwise consent in writing.

4.1 Inspection of Properties and Books Seller shall assist any individual or individuals designated by Purchaser with reasonable prior notice to visit or inspect any property of Seller, at reasonable times acceptable to both parties, including books of accounts and records of Seller, to make extracts or copies of such books and records and to discuss the affairs, finances and accounts of Seller with its officers, and shall use its reasonable commercial efforts to obtain access for Purchaser to Seller's accountants' work papers. As a condition to the Closing, the parties acknowledge and agree that Seller shall furnish to Purchaser Evaluation Material which shall be used in connection with a due diligence review. The parties agree that Purchaser shall treat the Evaluation Material confidentially, and shall not disclose to any party, except as otherwise set forth herein, the Evaluation Material or any information set forth therein; provided, however, that Purchaser is authorized to disclose the Evaluation Material to its investment banker, counsel and accountants for their review. Purchaser shall instruct its officers, directors, employees, agents or representatives (including investment banker, counsel and accountants) of the confidential nature of the Evaluation Material and shall be responsible for ensuring that the Evaluation Material is kept confidential by such persons. In the event the Closing is not consummated, all Evaluation Material and derivative works shall be returned to Seller (or in the case of derivative works destroyed), within ten days of a request therefor, with the understanding that Purchaser shall retain no copies of the Evaluation Material or any derivative works and shall not disclose to any other party the Evaluation Material or information contained therein, with the exception of (i) information which becomes generally available to the public other than as a result of disclosure by Purchaser, or (ii) information included in the Evaluation Material which is first disclosed by a third party not bound by a confidentiality agreement with Seller and (iii) information required to be disclosed in any registration statement or periodic report under the disclosure requirements of applicable federal and state securities laws.

4.2 Other ContractsExcept in the ordinary course of business, Seller shall not enter into or become subject to any agreement, transaction, or commitment which would restrict or in any way impair the obligation or ability of Seller to comply with all of the terms of this Agreement.

4.3 Ongoing Operation. Seller shall carry on its business substantially in the same manner as heretofore conducted. The business of Seller shall be conducted only in the ordinary course and Seller shall not take any action except in the ordinary course of Seller's business, on an arm-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Seller's past custom and industry practice.

4.4 Indebtedness Seller will not create, incur, assume, guarantee or otherwise become liable with respect to any funded indebtedness related or connected with, or secured by, the Assets, except in the ordinary course of its business and subject to prior written notice to Purchaser. Except in the ordinary course of its business, and subject to prior written notice to Purchaser, Seller will not sell, pledge, encumber or otherwise subject the Assets to any claim or indebtedness.

4.5 Records Seller shall maintain its books, accounts and records in the usual, regular and ordinary manner.

4.6 Articles of Incorporation; Bylaws Seller will not amend its Articles of Incorporation or Bylaws or otherwise alter its corporate existence or powers.

4.7 Distributions or Dividends Seller will not declare or pay any dividend, make any distribution on shares of its capital stock or repurchase any shares of its capital stock.

4.8 Notice of Breach In the event of and promptly after becoming actually aware of the occurrence or threatened occurrence of any event which would cause or constitute a material breach of any warranty, representation, covenant or agreement of Seller contained herein, Seller shall give notice in writing of such event or threatened event to Purchaser and use all commercially reasonable efforts to prevent or promptly remedy such breach or threatened breach.

4.9 Nondisclosure The parties agree that any publicity release, security filing, memorandum or any other communication (collectively "Communication"), whether written or oral, identifying this proposed transaction shall not identify Seller at any time prior to Closing unless required by applicable securities laws or regulations. Seller shall timely review and approve any public communication prepared by Purchaser before its dissemination and release.

4.10 Employment Matters Seller shall not, directly or indirectly, except in the ordinary course of business, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination paid to, any officers or directors or consultants, or (ii) take any material action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any material increase of benefits payable in effect on the date hereof. Seller shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director.

4.11 Insurance Without providing Purchaser 30 days' prior written notice, Seller shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect. To the extent Seller has paid premiums for insurance coverage that will continue in effect on a post-Closing basis, the Purchaser will reimburse Seller within 15 days of Closing the prorated portion of post-Closing insurance coverage based upon the time period covered by such insurance both prior to, and subsequent to, Closing.

4.12 Preservation of Business Seller shall (i) use its commercially reasonable efforts to preserve intact Seller's business organization and goodwill, keep available the services of Seller's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Seller up to the Closing, at Seller's expense, (ii) confer on a weekly basis with representatives of Purchaser to report operational matters and the general status of ongoing operations, (iii) not intentionally take any action which would render, or which reasonably would be expected to render, any representation or warranty made by Seller in the Agreement untrue in any material respect at the Closing, (iv) notify Purchaser of any emergency or other change in the normal course of Seller's business or in the operation of Seller's properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if, in each case, such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of Seller or the ability of Seller to consummate the transactions contemplated by this Agreement, (v) promptly notify Purchaser in writing if Seller or its representatives shall discover that any representation or warranty made by Seller in this Agreement was when made, or has subsequently become, untrue in any material respect, and (vi) Seller's division known as Landmark Mortgage shall, for a period of at least one year from the date of Closing, purchase all of its credit reports from Purchaser so long as they are provided at standard industry rates, such rates being reviewed quarterly.

4.13 Regulatory Filings Seller is not required, and shall not be required prior to or following Closing, to make any filings or submissions under any laws or regulations applicable to Seller for the consummation of the transactions contemplated herein. Seller shall make all filings necessary such that, at the Closing, Purchaser may file for and obtain use of Seller's corporate name identified on page one of this Agreement. Purchaser has advised Seller that the execution of this Agreement and closing of the transaction contemplated hereby may require the Purchaser to provide certain disclosure concerning the business and the financial statements of Seller to the United States Securities and Exchange Commission. Seller hereby consents to the inclusion of such disclosure concerning Seller, the financial statements of Seller's credit reporting division, as audited by Purchaser's independent certified public accountant, and the representations and warranties made by Seller in the course of this transaction, in a periodic report or any amendment thereto, in order to allow Purchaser to discharge its disclosure obligations under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

4.14 No Negotiations None of Seller, its officers, directors or the Shareholder shall cause Seller to, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or the purchase of all or a material portion of the assets of, or any equity interest in, Seller, or any similar transaction or business combination involving Seller, or participate in any negotiations regarding, or furnish to any other person, any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Seller shall within five business days notify Purchaser of any such proposal or offer, or any inquiry from or contact with any person with respect thereto, and shall promptly provide Purchaser with such information regarding such proposal, offer, inquiry or contact as Purchaser may request.

4.15 Assignment of Contracts, Leases and Other Agreements Seller agrees that, prior to the Closing, unless otherwise consented to by Purchaser, it will secure the approval of all parties with which Seller has customer, supplier or other agreements as to which consent is expressly required and assignment is contemplated to Purchaser and, should Purchaser desire to assume any other contract, lease, agreement or right, Seller shall use its commercially reasonable efforts to secure the approval of the remaining party to the contract, lease, agreement or right such that Purchaser may succeed to rights and obligations of Seller under such contracts, leases, agreements or rights.

4.16 Commercially Reasonable Efforts Seller agrees to use its commercially reasonable efforts in good faith to satisfy the various conditions to Closing and to consummate the transactions provided for herein as expeditiously as possible. Seller will not take or knowingly permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of its representations and warranties contained herein to be or become untrue in any material respect.

4.17 Additional Disclosure From the date of this Agreement to and including the Closing Date, Seller promptly upon the occurrence thereof, will advise Purchaser of each event subsequent to the date hereof which would have had to be disclosed on any exhibit to this Agreement had it occurred prior to the date hereof.

                           ARTICLE V
                    POST-CLOSING COVENANTS

The  parties agree as follows with respect to the period following the Closing.

5.1 Further Assurances In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article X).

5.2 Litigation Support In the event and for so long as any party actively is contesting or defending against any action, suit, proceedings, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated by this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Seller, each of the other parties will cooperate with each other and counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under
     Article X).

5.3  Employees of the Business
     (a) Purchaser shall use commercially reasonable efforts to employ all of the employees of the Seller's credit reporting division actively employed by Seller as of the Closing Date upon such terms and conditions and with such benefits as Purchaser generally provides to its employees. Each such individual employed by Purchaser shall be considered "newly hired," and Purchaser shall have no liability whatsoever with respect to any matters relating to the employment of such persons by Seller prior to the Closing Date, except as otherwise expressly provided in Section 5.3(b).
     (b) Purchaser shall take all commercially reasonable actions necessary to permit the employees of Seller employed by Purchaser to participate as soon as practicable after the Closing Date in the standard employee benefit plans and programs of Purchaser for which they otherwise are eligible. Purchaser shall credit employees of Seller hired by Purchaser with all of the vacation pay and other nonqualified benefits accrued through the Closing Date which are shown on Exhibit 5.3(b) (the dollar amount of which is referred to as the "Accrued Benefits"). Seller agrees to pay to Purchaser all vacation pay benefits accrued to the date of Closing (or to provide Purchaser an equivalent credit on the Closing Statement.)
     (c) The provisions of this Section 5.3 shall inure solely to the benefit of Seller, and no third party (including, without limitation, any employee of Seller) shall be permitted to rely hereon as a third party beneficiary or otherwise.

5.4 Intellectual Property Rights After the Closing, Seller will have no rights with respect to any trademarks, trade names or trade dress associated with its FACTUAL DATA operation involving credit reporting.

                          ARTICLE VI
          REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the statements contained in this Article VI are true, correct and complete as of the date of this Agreement and will, except as otherwise expressly provided in this Agreement be true, correct and complete on the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement) as follows:

6.1 Organization and Qualification of Purchaser Purchaser a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado, and is duly qualified and authorized to do business as a foreign corporation and is in good standing in each jurisdiction, if any, in which the nature of the business conducted by it or the properties owned, leased or operated by it makes such qualification necessary or, if not, then such lack of authorization will not have materially adversely affected the Purchaser. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.

6.2 Authorization This Agreement has been duly and validly executed and delivered by Purchaser and the agreements, representations and warranties contained herein constitute valid and binding obligations, representations and warranties of Purchaser enforceable in accordance with their terms. This Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved by the board of directors of Seller. Attached hereto as Exhibit 6.2 is a certified copy of the Directors' Consent or a resolution passed pursuant to a duly and validly called meeting of the Board of Directors. This Agreement constitutes, and all other agreements contemplated hereby to be executed and delivered by the Purchaser will when executed and delivered constitute, the legal, valid and binding obligations of, and be enforceable in accordance with their respective terms against, the Purchaser.

6.3 No Conflicting Agreements The execution and delivery of this Agreement by Purchaser does not, and consummation by Purchaser of the transactions contemplated hereby will not, (a) violate any existing term or provision of any law, regulation, order, writ, judgment, injunction or decree applicable to Purchaser, (b) conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Purchaser or result in material breach of any material agreement or instrument to which Purchaser is a party, or (c) result in the creation or imposition of any lien, charge, security interest, encumbrance, restriction or claim upon Purchaser or any of its assets.

6.4 Compliance with Applicable Law Except as set forth in Exhibit 6.4, Purchaser has not received any notice of any violation, probable violation or default by Purchaser under any applicable law, regulation or order of any governmental department, commission, board or agency or instrumentality, domestic or foreign, having jurisdiction over Purchaser's operations which could materially adversely affect the business, operations, financial condition, properties or assets of Purchaser, or the ability to consummate the transaction contemplated hereby. To Purchaser's knowledge after reasonable inquiry, Purchaser has operated its business, and will continue to operate its business, in compliance in all material respects with the Fair Credit Reporting Act, the Real Estate Settlement
     Procedures Act, the Fair Debt Collection Act and applicable state law. Additionally, Purchaser has given notice of the acquisition of a portion of Seller's Assets to all government entities that require such notice.

6.5 Litigation Except as set forth on Exhibit 6.5, there are no actions, proceedings or investigations pending, or to the knowledge of Purchaser, threatened against Purchaser or its officers or directors, before any court or administrative agency or administrative officer.

6.6 Material Misstatements or Omissions Neither this Agreement nor any other document, certificate or statement furnished to Seller by or on behalf of Purchaser in connection with this Agreement contains any untrue statement of a material fact, or omits any material fact necessary to make the statements contained herein and therein not misleading in light of the context in which they were made.

6.7 No Known Adverse Effects Except as set forth on Exhibit 6.7, there is no fact actually known to Purchaser, its officers or directors which materially adversely affects or will materially adversely affect the Purchaser which has not been set forth in writing in this Agreement or disclosed in the other documents, certificates or written statements furnished to Seller by or on behalf of Purchaser in connection herewith.

6.8 Consents and Approvals The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of Purchaser's obligations hereunder, do not require Purchaser to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority except (i) such as have been duly obtained or made, as the case may be, and are in full force and effect on the date hereof and will continue to be in full force and effect on the Closing Date, and (ii) those which the failure to obtain would have no material adverse effect on the transactions contemplated hereby.

6.9 Brokers All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by representatives of Purchaser directly with Seller, without the intervention of any person on behalf of Purchaser in such manner as to give rise to any valid claim by any person against Seller for a finder's fee, brokerage commission or similar payment. All rights of indemnity under Article X hereof shall apply to any claim relating to a Loss (hereinafter defined) arising out of this Agreement for any fee, commission or similar payment.

6.10 Representations as to Knowledge The representations and warranties contained in Article VI hereof shall in each and every event whereby and exercise of discretion or a statement to the "best knowledge", "best of knowledge" or "knowledge" is required on behalf of any party to this Agreement be deemed to require that such exercise of discretion or statement be in good faith, with due diligence, to the best efforts of each such party and be exercised always in a reasonable manner and within reasonable times.

6.11 Authorization of Acquisition Stock The shares of Acquisition Stock to be issued to the Seller pursuant to Section 2.2(b) will be duly authorized, fully paid and nonassessable shares of Purchaser's common stock.

6.12 Purchaser's Public Documents and Access to Information Purchaser has delivered to Seller a true and complete copy of (i) Purchaser's definitive prospectus dated May 13, 1998, its 10-Q Reports for the quarters ended March 31, 1998, and June 30, 1998, and three 8-K Reports, two dated August 10 and one dated 11, 1998, which represent all material filing made with the Securities and Exchange Commission to the date hereof (collectively, the "SEC Documents"). Purchaser agrees to provide to the Seller a true and complete copy of each other document filed with the SEC between the date hereof and the date of the Closing ("Current SEC Documents"). The SEC Documents, together with Current SEC Documents when filed, constitute all of the documents that Purchaser was, or will be, required by applicable securities laws and regulations to file with the SEC since May 13, 1998. In addition to the SEC Documents and the Current SEC Documents, Purchaser will provide, through its Chief Financial Officer, the Seller with opportunities to become familiar with the business, financial condition, management, prospects and operations of Purchaser, including reasonable opportunities to ask questions of, receive answers from and obtain information regarding Purchaser and its business which is material to their investment decision. Neither the SEC Documents nor the Current SEC Documents contain any untrue statement of material fact or omit to state a material fact necessary to make the statement therein not misleading.

6.13 Knowledge of Industry Purchaser has been engaged in the business of credit reporting for several years and except for the express warranties and representations set forth in this Agreement is buying the Assets on an "as is, where is" basis.

6.14 Reports Under the Exchange Act With a view to make available to the Seller the benefits of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and any other rules or regulation of the SEC that may at any time permit Seller to sell the Acquisition Stock to the public without registration, Purchaser agrees to:
     (a) File with the SEC in a timely manner all reports and other documents required of the Purchaser under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and
     (b) Furnish to the Seller, forthwith upon request (i) a written statement by Purchaser that it has complied with the reporting requirements of Rule 144 and the Exchange Act, (ii) a copy of the most recent annual or quarterly report on the Purchaser and such other reports or documents so filed by Purchaser, and (iii) such other information as may be reasonably requested in availing the Seller of any rule or regulation of the SEC which permits the selling of any such securities without registration; and
     (c) Take any other action reasonably within Purchaser's control to make the benefits of Rule 144 available to the Seller.

6.15 Nasdaq Market Listing Purchaser shall cause, as soon as possible after Closing, the shares of Acquisition Stock issuable to the Seller hereunder to be authorized for listing on the Nasdaq Market upon official notice of issuance.

6.16 Financial   Statements   Purchaser   has  delivered  to  Seller  copies  of
     Purchaser's 10-Q Reports as set forth in Article 6.12 above ("the Reports"). The Reports are based upon the information contained in the books and records of Seller and fairly and accurately present, in all material respects, the matters represented therein.

6.17 Absence  of  Undisclosed  or  Contingent   Liabilities   Purchaser  has  no
     liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted in excess of $50,000.00 except as otherwise set forth in the Reports.

6.18 No Material Adverse Changes Since the date of the most recent Reports, there has been no change materially adverse to Purchaser, its financial condition, gross profit, operating results, business condition or prospects, except as otherwise disclosed on Exhibit 6.18 hereto.

                          ARTICLE VII
                    COVENANTS OF PURCHASER

Purchaser covenants and agrees as follows:

7.1 Other Contracts From and after the date of this Agreement, Purchaser will not enter into or become subject to any agreement or commitment which would restrict or in any way impair the obligation of Purchaser to comply with all of the terms of this Agreement.

7.2 Additional Disclosure From the date of this Agreement to and including the Closing, Purchaser will, promptly upon the occurrence thereof, advise Seller of each event subsequent to the date hereof which would have had to be disclosed by Purchaser on any exhibit to this Agreement had it occurred prior to the date hereof.

7.3 Notice of Breach In the event of and promptly after becoming actually aware of the occurrence or threatened occurrence of any event which would cause or constitute a material breach of any warranty, representation, covenant or agreement of Purchaser contained herein, Purchaser shall give notice in writing of such event or threatened event to Seller and use all commercially reasonable efforts to prevent or promptly remedy such breach or threatened breach.

7.4 Nondisclosure The Purchaser agrees that any publicity release, security filing, or any other communication (collectively "Communications"), whether written or oral, identifying this proposed transaction shall not identify Seller any time prior to Closing unless required by applicable securities laws or regulations.

7.5 Commercially Reasonable Efforts Purchaser agrees to use its commercially reasonable efforts in good faith to satisfy the various conditions to Closing and to consummate the transactions provided for herein as expeditiously as possible. Purchaser will not take or knowingly permit to be taken any action that would be contrary to or in breach of the terms or provisions of this Agreement or that would cause any of the representations and warranties of Purchaser contained herein to be or become untrue.

7.6 Regulatory Filings Purchaser shall make any filings or submissions under any laws or regulations applicable to Purchaser for the consummation of the transactions contemplated herein. Purchaser has advised Seller that the transaction contemplated hereby will require Purchaser to file disclosure, in the form of a periodic report or amendments thereto, with the United States Securities and Exchange Commission, which report may include such disclosure concerning, and the financial statements of, Seller. Seller hereby consents to the inclusion of disclosure concerning Seller, the financial statements of Seller and the representations and warranties made by Seller in the course of this transaction, in such periodic report or amendment, in order to allow Purchaser to discharge its disclosure obligations under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Purchaser agrees to provide Seller upon request a copy of such periodic report or any amendment thereto at least three business days prior to filing. Purchaser will make all required filings with the Securities and Exchange Commission that relate to this transaction.

7.7  Reserved

7.8 Non-Compete and Confidentiality Agreements At or prior to Closing, all executive officers of the Seller shall enter into non-compete and confidentiality agreements with Purchaser substantially in the form of
     Exhibit 7.8 hereto.

7.9 Lease and Office Expenses Purchaser agrees to lease from Seller 6,000 square feet of office space, furniture, fixtures and telecommunications equipment and will assume certain office expenses, or reimburse Seller in accordance with the terms of separate agreements entitled "Sublease Agreement" and "Transition Services, Expense Reimbursement and Sublease Agreement (collectively, the "Sublease Agreements"). Either party may cancel such Sublease Agreements at any time upon giving a 120 day prior written notice.

                         ARTICLE VIII
                CONDITIONS PRECEDENT TO CLOSING

8.1 Conditions Precedent to Obligations of Seller The obligations of Seller to consummate and effect this Agreement are subject to the satisfaction in all material respects, on or before the Closing Date, of the following conditions (unless waived by Seller in writing in the manner provided in Paragraph 8.1(d) hereof):
     (a) Representations and Warranties of Purchaser;
         Performance by Purchaser. (i) The representations and warranties of Purchaser set forth in Article VI hereof shall (except where stated to be as of an earlier date) be accurate in all material respects on and as of the Closing as though made on and as of the Closing, except for any changes resulting from activities or transactions which may have taken place after the date hereof which are expressly permitted by this Agreement or which have been entered into in the ordinary course of business and are not expressly prohibited by this Agreement; (ii) Purchaser shall have, in all material respects, performed all obligations and complied with all covenants required to be performed or to be complied with by Purchaser under this Agreement prior to or at the Closing Date including the delivery of all documents required at the Closing; and (iii) Seller shall have received a certificate dated the Closing and signed by the President of Purchaser to the effect that the representations and warranties made by Purchaser in this Agreement are true and accurate in all material respects as of the Closing (or, where applicable, as of the earlier specified date), which certificate shall be in the form of Exhibit 8.1(a).
     (b) Action. All action necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Purchaser. Purchaser shall have furnished Seller with copies of all consents or resolutions adopted or executed by Purchaser in connection with such actions, certified by the Secretary of Purchaser.

     (c) No Action or Proceeding. As of the Closing, no action or proceeding by any public authority or person shall be pending before any court or administrative body or overtly threatened to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated herein. There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Purchaser of all or a material portion of the business or Assets of Seller, or to compel Seller or Purchaser to dispose of or to hold separately all or a material portion of the business or assets of Seller, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by Purchaser of any of the Assets, (iv) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached hereto as Exhibits, or otherwise contemplated hereby, (v) seeking relief against Purchaser under any federal or state law or regulation relating to bankruptcy, insolvency, reorganization or moratorium or creditors' rights generally, (vi) otherwise relating to and materially adversely affecting the transactions contemplated hereby, or (vii) which could reasonably be expected to result in any material adverse change in the business, operations, financial condition or properties of Purchaser.
     (d) Waiver of Conditions Precedent. Seller may waive any or all of the conditions precedent set forth in this Article VIII, either prospectively or retroactively, by giving written notice of such waiver to Purchaser. No waiver of any condition precedent pursuant to this paragraph 8.1(d) shall, unless otherwise expressly stated in such written notice of waiver, extend to any covenant or agreement contained herein or to any other condition precedent.
     (e) Breach or Violation. Purchaser shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, any agreement, arrangement or undertaking of or affecting Purchaser or any license, franchise or permit of or affecting Purchaser.
     (f) Governmental Filings. All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained by Purchaser (except filings required by Purchaser pursuant to applicable securities laws).
     (g) No Adverse Changes. There shall have been no event or change occurring between the execution of this Agreement and the Closing which in the aggregate may be deemed to have a material adverse effect on the business, operations, financial condition or properties of Purchaser.
     (h) Litigation. Except as described on Exhibit 6.5, there shall be no actions, proceedings or investigations pending, threatened against Purchaser or its officers or directors before any court, any administrative agency or administrative officer or executive, which could result in any material adverse change in the business, operations, financial condition or properties of Purchaser.

     (i) No Damage. There shall have been no damage, destruction or loss of or to any property or properties owned or used by Purchaser whether or not covered by insurance which, in the aggregate, has or would be reasonably likely to have, a material adverse effect on Purchaser.
     (j) Discovery of Facts or Circumstances. Seller shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to Seller as of the date of this Agreement regarding the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of Purchaser which is, individually or in the aggregate with other such facts and circumstances, materially adverse to Purchaser.
     (k) Opinion of Counsel. Seller shall have received from counsel to Purchaser, an opinion dated the Closing, to the following effect:
         (i)  Purchaser is a corporation duly organized, validly  existing and in good standing  under the laws of the State of Colorado.
        (ii)  Execution and delivery of this Agreement and the  consummation  of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, on the part of Purchaser, this Agreement is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as enforcement can be limited by general equitable principles and by bankruptcy, insolvency or similar laws affecting creditor's rights generally.
         (iii)The execution and delivery of the Agreement will not violate or conflict with the Articles of Incorporation or Bylaws of Purchaser or any agreement, identified to such counsel by Purchaser as all of its material agreements, to which Purchaser is a party or by which Purchaser or its assets are bound.
         (iv) No consent, approval, authorization or order of, and no notice to or filing with, any governmental agency or body or any court is required to be obtained or made by Purchaser pursuant to this Agreement except such as has been obtained or made.
         (v)  Except  as  disclosed  in this  Agreement  or the Exhibits hereto, such counsel is not aware of any pending or threatened action, suit, proceeding or investigation before any court or any public, regulatory or governmental agency, authority or body, involving Purchaser or any of its officers or directors, and such counsel does not know of any legal matter or government proceedings regarding Purchaser.
         (iv) The Restricted Stock to be issued to Seller pursuant to Section2.2(b) are all duly authorized, fully paid and nonassessable shares of Purchaser's common stock and shall not be subject to any preemptive rights.
         (l) Listing. Purchaser shall file an application to list the Restricted Stock on The Nasdaq SmallCap Market no later than 5 days following the Closing of this transaction.
         (m) Miscellaneous. No party shall have initiated action seeking monetary damages or claims in connection with, or seeking to prohibit or enjoin the transactions described in this Agreement.

8.2  Conditions   Precedent  to  Obligations  of  Purchaser  The  obligation  of
     Purchaser to consummate and effect this Agreement are subject to the satisfaction in all material respects, on or before the Closing Date, of the following conditions (unless waived by Purchaser in writing in the manner provided in paragraph 8.2(f) hereof):
     (a) Representations  and Warranties of Seller;
         Performance by Seller. (i) The representations and warranties of Seller set forth in Article III hereof shall (except where stated to be as of an earlier date) be accurate in all material respects on and as of the Closing as though made on and as of the Closing, except for any changes resulting from activities or transactions which may have taken place after the date hereof which are expressly permitted by this Agreement or which have been entered into in the ordinary course of business and are not expressly prohibited by this Agreement; (ii) Seller shall have, in all material respects, performed all obligations and complied with all covenants required to be performed or to be complied with by it under this Agreement prior to the Closing; (iii) Purchaser shall have received a certificate dated as of the Closing and signed by the President of Seller to the effect that the representations and warranties made by Seller in this Agreement are true and accurate in all material respects as of the Closing (or, where applicable, as of the earlier specified date) in the form attached as Exhibit 8.2(a); and
         (iv) Purchaser shall have entered into non-compete and confidentiality agreements with all executive officers of Seller in the form attached as Exhibit 7.8 , which shall commence by its terms on Closing of the purchase of the Assets.
     (b) Action. All action necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Seller. Seller shall have furnished Purchaser with copies of all consents or resolutions adopted or executed by Seller in connection with such actions, certified by the Secretary of Seller.
     (c) No Action or Proceeding. As of the Closing, no action or proceeding by any public authority or person shall be pending before any court or administrative body or overtly threatened to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated herein. Further, except as described on
         Exhibit 3.6(a), there shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Purchaser of all or a material portion of the business or assets of Seller, or to compel Purchaser or Seller to dispose of or to hold separately all or a material portion of the business or assets of Seller, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by Purchaser of any of the Assets, (iv) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached hereto as Exhibits, or otherwise contemplated hereby, (v) seeking relief against Seller under any federal or state law or regulation relating to bankruptcy, insolvency, reorganization or moratorium or creditors' rights generally, (vi) otherwise relating to and materially adversely affecting the transactions contemplated hereby, or (vii) which could reasonably be expected to result in any material adverse change in the business, operations, financial condition or properties of Seller or the Assets.

     (d) No Adverse Changes. There shall have been no event or change occurring between the execution of this Agreement and the Closing which in the aggregate may be deemed to have a material adverse effect on the business, operations, financial condition or properties of Seller or the Assets.
     (e) Litigation. Except as described on Exhibit 3.11, there shall be no actions, proceedings or investigations pending, threatened against Seller or its officers or directors before any court, any administrative agency or administrative officer or executive, which could result in any material adverse change in the business, operations, financial condition or properties of Seller or the Assets.
     (f) Waiver of Conditions Precedent. Purchaser may waive any or all of the conditions precedent set forth in this Article 8.2, either prospectively or retroactively, by giving written notice of such waiver to Seller. No waiver of any condition precedent pursuant to this paragraph 8.2(f) shall, unless otherwise expressly stated in such written notice of waiver, extend to any other covenant or agreement contained herein or to any other condition precedent.
     (g) Breach or Violation. Seller shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Assets, pursuant to the provisions of any agreement, arrangement or undertaking of or affecting Seller or any license, franchise or permit of or affecting Seller.
     (h) Governmental Filings. All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained by Seller (except filings required by Purchaser pursuant to applicable securities laws).
     (i) Discovery of Facts or Circumstances. Purchaser shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to Purchaser as of the date of this Agreement regarding the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of Seller which is, individually or in the aggregate with other such facts and circumstances, materially adverse to Seller or the value of the Assets.
     (j) Damage. There shall have been no damage, destruction or loss of or to any property or properties owned or used by Seller, or to the Assets, whether or not covered by insurance which, in the aggregate, has or would be reasonably likely to have, a material adverse effect on Seller.
     (k) Opinion of Counsel. Purchaser shall have received from counsel to Seller, an opinion dated the Closing, to the following effect:
         (i)  Seller is a corporation duly incorporated, validly  existing and in good standing  under the laws of the State of Texas.
         (ii) Execution and delivery of this Agreement and the  consummation  of the  transactions  contemplated  hereby have been duly and validly authorized  by all  necessary  corporate  action,  on the  part of
              Seller; this Agreement is a legal, valid and binding obligation of
              Seller,  enforceable  against Seller in accordance  with its terms
              except  as  enforcement  can  be  limited  by  general   equitable
              principles and by bankruptcy, insolvency or similar laws affecting creditor's rights generally.

         (iii)The execution and delivery of this Agreement and the sale of the Assets by Seller will not violate or conflict with the Articles of Incorporation or Bylaws of Seller or any agreements or instruments identified to such counsel by Seller as all of its material agreements to which Seller is a party or by which Seller or its Assets are bound, except as may be listed in the Seller's Disclosure Schedules.
         (iv) No consent, approval, authorization or order of, and no notice to or filing with, any governmental agency or body or any court is required to be obtained or made by Seller for the sale of the Assets, except such as have been obtained or made.
         (v) Except as disclosed in this Agreement or the Exhibits hereto, such counsel is not aware of any pending or threatened action, suit, proceeding or investigation before any court or any public, regulatory or governmental agency, authority or body, involving Seller or any of its officers or directors.

                          ARTICLE IX
          SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Except as otherwise stated below, the representations, warranties, covenants and agreements made by the respective parties in this Agreement or in a certificate executed and delivered in connection with the transactions contemplated hereby shall survive the Closing for a period of six (6) months. The foregoing shall be subject to the exception that any claims relating to tax matters covered in paragraphs 3.25 and 3.26 hereof shall survive for the period of the applicable statute of limitations pertaining to tax claims. All covenants, agreements, representations and warranties made herein or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, notwithstanding any investigation heretofore or hereinafter made by or on behalf of the parties prior to the Closing, provided, however, that no legal remedy, at law or in equity, shall be available with respect to any loss, liability, or breach of agreement or warranty or misrepresentation if the party alleging such loss, liability, breach, or misrepresentation had actual knowledge of the existence, nature and extent thereof on the Closing and, despite such knowledge, proceeded with the Closing without objection.

                           ARTICLE X
                        INDEMNIFICATION

10.1 Indemnification Subject to the provisions of Article IX and this Article X, Seller agrees to indemnify in respect of, and hold Purchaser harmless against, any and all damages, claims, deficiencies, losses, and expenses (collectively "Damages") resulting from any misrepresentation, breach of warranty, or nonfulfillment or failure to perform any covenant or agreement on the part of Seller made as a part of or contained in this Agreement or in any certificate executed and delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, except for Damages resulting from any such misrepresentations, breach of warranty or nonfulfillment or failure to perform any such covenant or agreement known to Purchaser and waived in writing by Purchaser as of the Closing and Seller's operation of its business through the date of Closing. Subject to the provisions of Article IX and this Article X, Purchaser agrees to indemnify in respect of, and hold Seller harmless against, any and all Damages resulting from any misrepresentation, breach of warranty, or nonfulfillment or failure to perform any covenant or agreement on the part of Purchaser made as a part of or contained in this Agreement or in any certificate executed and delivered pursuant to this Agreement or in connection with the transactions contemplated hereby except for Damages resulting from any such misrepresentations, breach of warranty or nonfulfillment or failure to perform any such covenant or agreement known to Seller and waived in writing by Seller as of the Closing and Purchaser's operation of the purchased business after the date of Closing and for the assumed liabilities. The party claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and the party against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party". Damages for which a claim or action may be asserted hereunder are hereinafter referred to as a "Loss".

10.2 Limitation of Liability Neither party shall be liable to the other party to this Agreement except to the extent that the aggregate amount of Losses for which they would otherwise (but for this provision) be liable under this
     Article X exceeds in the aggregate the sum of $25,000 and then only to the extent of such excess. Claims for indemnification by either party shall be limited to the greater of (i) the amount of the Purchase Price, or (ii) the amount of any damages, claims, deficiencies, losses and expenses paid by the Indemnified Party to a third party.

10.3 Method  of  Asserting  Claims  All  claims  for   indemnification   by  any
     Indemnified Party under this Article X shall be asserted and resolved as follows:

     (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall, within twenty (20) days of such claim or demand being made, notify the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). The estimate of Loss contained in the Claim Notice shall not limit the amount of the Indemnifying Party's ultimate liability under the claim. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such claim or demand if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement within said twenty (20) day period. The Indemnifying Party shall have thirty (30) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party
         (i) whether or not the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand is disputed, and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which it shall deem necessary or appropriate to protect its interest or those of the Indemnifying Party and not unreasonably prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, then, except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party claim or demand, or any cross complaint against any person but in any such case at the sole cost and expense of the Indemnifying Party. No claim may be settled without the consent of the Indemnifying Party, unless such settlement includes the complete release of the Indemnifying Party.
     (b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has disputed such claim, as provided above, such dispute shall be resolved by arbitration as provided in Article 13.11.

10.4 Payment of Claim Upon the determination of the liability of Seller or Purchaser under Article 10.1, 10.2 and 10.3, as the case may be, after payment by the Indemnified Party of, or upon entry of final judgment or reaching of a settlement in respect of, an Indemnifiable Claim, or determination of a Loss to the Indemnified Party occasioned by the breach of a representation and warranty by the Indemnifying Party, and notice thereof to the Indemnifying Party, the Indemnifying Party shall within thirty (30) days after receipt of such notice pay to the Indemnified Party the amount of the payment, judgment, settlement or Loss, as the case may be.

10.5 Sole Rights and Remedies The indemnification rights of the parties under this Article X are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for an misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby. The rights and remedies the parties are, however, limited by the specific terms of this Agreement, including, but not limited to those set forth in Article 10.2.

                          ARTICLE XI
               AMENDMENT, TERMINATION AND BREACH

11.1 Amendment and Modification This Agreement may be amended, modified or supplemented only by an instrument in writing, executed after the date hereof, making specific reference to this Article and to each Article and paragraph hereof to which such amendment, modification or supplement applies, which document shall be signed by an authorized officer of Purchaser and by Seller.

11.2 Termination and Abandonment This Agreement may be terminated and the transaction provided for by this Agreement may be abandoned without liability on the part of any party to any other party:
     (a) At any time before the Closing Date, by mutual consent of Purchaser and Seller;
     (b) Commencing five days prior to Closing and until the Closing, by Purchaser, if any of the conditions provided for in paragraph 8.2 of this Agreement have not been met and have not been waived by Purchaser in writing;
     (c) Commencing five days prior to Closing and until the Closing, by Seller, if any of the conditions of Paragraph 8.1 of this Agreement have not been met and have not been waived by Seller in writing; and
     (d) By either party if the mutual conditions to Closing provided for in paragraph 8.2 of this Agreement have not been met at time of Closing. In the event of the termination and abandonment of this Agreement by any party as above provided in this Article XI, written notice shall forthwith be given to the other party, and each party shall be solely responsible to pay its own expenses incident to preparation for the consummation of this Agreement and the transactions contemplated hereunder (except as otherwise provided herein).

                          ARTICLE XII
                            CLOSING

12.1 Closing The closing of this Agreement (the "Closing") shall become effective September 30, 1998, unless a later time and date is mutually agreed upon by the parties hereto (the "Closing Date").

12.2 Allocations At the closing, the parties shall allocate or prorate all the portion attributable to Seller of the water, sewer, electric, other utilities and rent through the date of Closing and shall make closing adjustments, if necessary, to take into account such allocations and prorations. For purposes of income and expense all income and expenses incurred on or before the day of Closing shall be billed and collected by, and paid for, respectively, by Seller. The effective time of the Closing shall be 12:01 a.m. on the day following the Closing date.

12.3 Seller's  Deliveries  at Closing At the  Closing  Seller  will  deliver the following documents to the Purchaser all of which shall be reasonably satisfactory in form and substance to the Purchaser and its counsel:
     (a) Bill of Sale. Bill of Sale for the Assets in the
         form  annexed  as  Exhibit  12.3  hereto,  together  with  such  deeds, instruments, conveyances, certificates of title, assignments, assurances and other documents as may be required to sell, convey and transfer title to the Assets from Seller to the Purchaser free and clear of any and all liens, claims, charges, taxes, encumbrances, pledges, security interests, options or other restrictions of any kind, except those which are to be assumed by Purchaser.
     (b) Assumption Agreement. An assumption agreement by which Purchaser assumes certain of Seller's liabilities as identified therein.
     (c) Subleases. Subleases by which, for the consideration recited therein, Purchaser will acquire the temporary use of real and personal property under the control of Seller.
     (d) Transitional Services, Expense Reimbursement and Sublease Agreement. A Transitional Services, Expense Reimbursement and Sublease Agreement by which , for the consideration recited therein, Purchaser will acquire the temporary use of certain services and personal property under the control of Seller.
     (e) Opinion of Counsel. An opinion from counsel to Seller, dated the Closing Date, in the form described in Article 8.2 of this Agreement.
     (f) Consents and Approvals. All consents, approvals and authorizations, all notices and all registrations and filings required to be obtained, given or made under any law, statute, rule, regulation, judgment, order, injunction, contract, agreement or other instrument to which Seller is subject, bound or a party, or by which Seller or any of its properties is bound or subject, in each case which is required to permit the consummation of the transactions contemplated by the Agreement without contravention, violation or breach by the Seller of any of the terms thereof.
     (g) Certificates. Certificate of good standing for Seller from the Secretary of State of the state of incorporation of Seller dated as of a date reasonably prior to the Closing Date.
     (h) Resolutions. Certified copy of resolutions of the Board of Directors and the Shareholders of Seller authorizing, inter alia, the execution and delivery of this Agreement, the sale of the Assets and the other transactions contemplated under this Agreement.
                               - 31 -

     (i) Non-Compete and Confidentiality Agreements. The non-compete agreements of all executive officers of Seller in the form annexed as Exhibit 7.8 hereto.
     (j) Delivery of Corporate and Business Records. Such other corporate and business records related to the Assets (other than the Excluded Assets) as may be reasonably requested by the Purchaser including without limitation employee and personnel folders and applications, payroll, tax related records and financial data.
     (k) Officer's Certificate in the form described in Article 8.2 of this Agreement.
     (l) Other documents. Such other documents, instruments, certificates and agreements including assignment of space lease to Purchaser, as Purchaser and its counsel may reasonably request.
     (m) License and Franchise Agreements. The license agreement by and between the Seller and the Purchaser shall be delivered to Purchaser and, upon such delivery, Seller shall be released from any and all further obligation and liability under such license agreement. The franchise agreement shall be terminated and Purchaser shall release Seller from any further obligations and liability under such franchise agreement.

12.4 Purchaser's   Deliveries   at  Closing  At  the   Closing,
     Purchaser   shall  deliver  the  following   documents  to
     Seller  all  of  which  shall  be  in  a  form  reasonably acceptable to Seller and their counsel:
     (a) Purchase  Price.  The  purchase  price for the  Assets
         referred  to  in  Article  2.2   including   the  cash
         portion and the Restricted Stock.
     (b) Consents and Approval. All consents, approvals and authorizations, all notices and all registrations and filings required to be obtained, given or made under any law, statute, rule, regulation, judgment, order, injunction, contract, agreement or other instrument to which the Purchaser is a party, or by which it or any of its properties is bound or subject, in each case which is required to permit the consummation of the transactions contemplated by this Agreement without contravention, violation or breach by the Purchaser of any of the terms thereof.
     (c) Opinion of Counsel. An opinion from counsel to the Purchaser, dated the Closing Date, in the form described in Article 8.1 of this Agreement.
     (d) Certificates. Certificate of good standing, dated as of a date reasonably prior to the date of Closing, from the Secretary of State of the State of Colorado as to the good standing of the Purchaser.
     (e) Resolutions. Certified copy of resolutions of the Board of Directors of the Purchaser authorizing, inter alia, the execution and delivery of this Agreement, the purchase of the Assets, and the other transactions contemplated hereby.
     (f) Officer's Certificate in the form described in Article 8.1 of this Agreement.
     (g) Other Documents. Such other documents, instruments, certificates and agreements including without limitation, if assumed, the assumption of the lease, as Seller and its counsel may reasonably request.

12.5 Forwarding of Receivables Following the Closing, in the event the Purchaser receives payment of receivables which were billed by Seller, and are the property of Seller, the Purchaser shall take prompt action (defined to mean not less than every three calendar days), to forward to Seller such checks or other remittances as Purchaser shall have received and which are the property of Seller. Likewise, in the event payments are received by Seller which are the property of Purchaser and which relate to receivables created after the purchase of the Assets, the Seller shall promptly forward (not later than three calendar days after receipt thereof) such checks or other remittances to the Purchaser representing payments on receivables which are the property of Purchaser. Notwithstanding the foregoing, Purchaser has agreed to purchase Seller's accounts receivable from Seller's credit reporting business in a separate agreement to be negotiated in good faith and signed after Closing. If for any reason such agreement is not consummated, then following the Closing, the Purchaser and Seller agree to provide to each other mutual weekly reporting for the first three months and monthly reporting for the subsequent nine months.

12.6 Removal of Personal Effects Following Closing In the event the Seller maintains assets which are the personal property of Seller on the premises and Seller desires to remove such personal property, the Seller shall have a period of sixty days following the Closing to remove such personal property. As to any such personal property removed, the Seller shall provide the Purchaser with a schedule of such property prior to the removal of the same from the premises.

                         ARTICLE XIII
                         MISCELLANEOUS

13.1 Notice All notices and communications required or permitted to be given hereunder shall be in writing, signed by the sender, and delivered by personal delivery overnight courier service or by registered or certified mail to:

     If to Purchaser:  Jerald H. Donnan, President
                       Factual Data Corp.
                       5200 Hahns Peak Drive
                       Loveland, Colorado  80538

     If to Seller:     William B. Loughborough, President
                       Landmark Financial Services, Inc.
                       Parkway Center, Suite 220
                       2901 N. Dallas Parkway
                       Plano, TX 75093

     With a copy to:   Joseph A. Hoffman
                       Arter & Hoffman LLP
                       1717 Main Street, Suite 4100
                       Dallas, TX 75201

or such other address as shall have been furnished in writing. Receipt by, or filing with, the respective parties of any communications shall be deemed to have occurred for the purpose of this Agreement, when personally delivered, or next business day if sent by overnight courier, or two days after deposit thereof, postage prepaid, properly addressed, in the United States mail.

13.2 Entire and Sole Agreement This Agreement, including all Exhibits hereto (which by this reference shall incorporate herein all such Exhibits as if more fully set forth herein), constitutes the entire agreement between the parties and as of Closing supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. After Closing neither party shall be bound by or charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or in the certificates or documents delivered in connection herewith.

13.3 Successors and Assigns Except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto and the heirs, personal representatives, executors and assigns of the Shareholder. This Agreement may not be assigned by any party hereto without the prior express written consent of the other parties hereto.

13.4 Expenses Whether or not the transactions contemplated hereby shall be consummated, each party shall be solely responsible for payment of all expenses incurred by it in connection with the consummation of this Agreement and the transactions contemplated hereunder except as otherwise provided herein.

13.5 Severability Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

13.6 Governing Law This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Colorado without regard to conflicts of laws principles.

13.7 Counterparts This Agreement may be executed simultaneously in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

13.8 Amendments Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing in accordance with paragraph 11.1 hereof.

13.9 No Third Party Beneficiary The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity.

13.10Headings The headings in this Agreement are for purposes of convenience and easy reference only and shall not limit or otherwise affect the meaning hereof.

13.11Disputes In the event of any dispute  which arises  between the parties and which relates to the subject matter of this Agreement, the parties acknowledge and agree that any such dispute shall be submitted for binding arbitration in Dallas, Texas, in accordance with the Arbitration Commercial Rules procedures established by the American Arbitration Association or, if such association is not then in existence, an independent association of arbitrators which may be designated by agreement of the parties. In the event the parties are unable to agree on an independent association of arbitrators from which arbitrators may be drawn, either party may apply to a court of competent jurisdiction for appointment of arbitrators, however, such application will only be made in the event the American Arbitration Association is not then in existence. The arbitrator(s) shall make detailed written findings to support their award. The prevailing party in any such arbitration proceeding shall be awarded such costs and expenses (including reasonable attorney's and expert witness' fees) as were incurred by the prevailing party as a result of the institution and prosecution of the arbitration proceeding including all costs and expenses (including reasonable attorney's and expert witness fees) to enter judgment upon or enforce any such award including all appellate proceedings.

13.12Delivery of Exhibits All Exhibits to be delivered by either of the parties hereto upon execution of this Agreement which are not so delivered shall be delivered to the other party not later than 20 days from the date of the execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                           PURCHASER:

                           FACTUAL DATA CORP.


                           By:
                                 Jerald H. Donnan, President

                           SELLER:

                           Landmark Financial Services, Inc.


                           By:
                                 William    B.    Loughborough, President

                     TABLE OF ATTACHMENTS



Exhibit                Description

*  2.1                 List of Acquired Assets
   2.1(a)              Fixed Assets
   2.1(b)              Data Stat Agreement
   2.1(c)              Employment Agreement/Offers
   2.1(d)              Customer List (only column 2)
*  2.2                 Excluded Assets
   2.2(c)              Procedures for Resolving Hold-Back
*  2.3                 List of Assumed Liabilities
*  3.1                 Organization and Qualification of Seller
*  3.1(a)              Articles of Incorporation
*  3.1(b)              Bylaws of Seller
*  3.2(a)              Certificate of Seller Shareholder Approval
*  3.2                 Authorization
*  3.2(b)              Directors' Consent
*  3.5                 No Conflicting Agreements
*  3.6                 Compliance with Applicable Law
*  3.6(a)              Governmental Notices
   3.8                 Adverse Effects
*  3.9                 Consents and Approvals
*  3.10                Subsidiaries
*  3.11                Litigation
*  3.14                Ownership/Exceptions to Title of Assets
*  3.15                Accounts
*  3.15(a)             Customer List - See Exhibit  2.1(d) - second
                       column
*  3.15(b)             List  of  Customers  with  Agreements  - See
                       Exhibit 2.1(d) -
First  column for hand
indication
*  3.15(c)             Exceptions   to   Valid   and    Enforceable
                       Agreements/Impaired Customer Contracts
*  3.15(d)             Nonfulfillment   of    Contracts/Slow    Pay
                       Contracts or Agreements -
See   Exhibit   2.1(d)
Aging
*  3.16                License Agreements
*  3.17                Intellectual Property
*  3.18                Customers
*  3.19                Assumed Contracts
*  3.21                Undisclosed/Contingent Liabilities
*  3.22                Material Adverse Changes
*  3.23                Absence of Developments
*  3.24                Titles to Properties - Lease
*  3.25                Tax Returns
*  3.26                Tax Notices
*  3.27                Employees/Employment Matters

*  3.28                Employee Benefit Plans
*  5.3(b)              Accrued Benefits
   6.2                 Certified Copy of the Directors' Consent
   6.4                 Compliance with Applicable Law
   6.5                 Litigation
   6.7                 Adverse Effects
   6.8                 Material Adverse Changes
   7.8                 Non-Compete and Confidentiality Agreements
   8.1(a)              Form of Certificate of Purchaser
   8.2(a)              Form of Certificate of Seller
   12.3                Bill of Sale

*These Exhibits are contained within the Disclosure Schedule of Exhibits